Exhibit (c)(3)

DRAFT CONFIDENTIAL Confidential Preliminary Discussion Materials Prepared for: The Special Committee of the Board of Directors Regarding Project Yosemite December 11, 2011 Preliminary DRAFT Subject to Change STRATEGIC ENERGY A DVISORS

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., which are both registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (the “Company,” “Venoco” or “VQ”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates. Bank of America Corporation and its affiliates (collectively, the “BAC Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. 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These policies prohibit employees from offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States. We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2011 Bank of America Corporation. Notice to Recipient Confidential

Table of Contents Presentation to the Fairness Opinion Review Committee Regarding Project Yosemite 1. Market Environment Update 2. Venoco Overview 3. Venoco Business Plan Comparison 4. Preliminary Financial Analysis Appendix

Market Environment Update

Preliminary DRAFT
Subject to Change

Market Environment Update

Company Snapshot

Market Data

Trading Performance	Current	8.26.11 Mgmt. Proposal
Closing Stock Price (as of 12/8/11)	$8.43	$12.50
52-Week High / Low	$22.22 / $7.43	
Analyst Consensus Stock Price Target [1]	$12.08	
Market Value		
Implied Equity Market Value[2]	$519	$770
Plus: Net Debt (as of 9/30/11)	682	682
Implied Enterprise Value	$1,201	$1,452

	Current Stock Price		8.26.11 Mgmt. Proposal
Multiples (Implied) [3]	Wall Street Consensus	Management Case	Wall Street Consensus
Equity Value / 2011E Cash Flow	4.1x	5.2x	6.5x
Equity Value / 2012E Cash Flow	3.3x	2.3x	5.3x
Enterprise Value / 2011E EBITDA	6.2x	6.0x	7.5x
Enterprise Value / 2012E EBITDA	5.6x	4.1x	6.8x
Enterprise Value / Proved Reserves ($ / Boe)	$13.14	$13.14	$15.89
Enterprise Value / 2011E Daily Production ($ / Boe/d)	$68,452	$68,636	$82,742
Enterprise Value / 2012E Daily Production ($ / Boe/d)	$66,343	$65,435	$80,192
Credit Statistics			
Total Debt / Book Capitalization	94%	94%	94%
Total Debt / 2011E EBITDA	3.5x	3.4x	3.5x
Total Debt / 2011E Daily Production ($ / Boe / d)	$38,855	$38,959	$38,855

Source: FactSet, Bloomberg, and Company management.
Note: 52-week high / low excludes intraday activity.
(1) Based on Wall Street analyst consensus.
(2) Diluted shares outstanding calculated using the treasury method.
(3) Estimates based on FactSet consensus as of December 8, 2011 ("Wall Street Consensus") and Company management business plan as of December 6, 2011 ("12.6.11 Management Case").
(4) Includes selected companies with enterprise values less than $5.0 billion (BRY, OAS, WRES, AREX, CWEI, KOG, ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST).
(5) Does not include changes to reserves based on purchases and sales of reserves in place. Adjusted reserves for 2006 – 2010 are as follows (MMBoe): 87.9, 88.1, 85.2, 90.0 and 84.2, respectively.

Stock Price Performance vs. Selected Cos.



Closing Stock Price
$25.00
$20.00
$15.00
$10.00
$5.00
Dec-10
Mar-11
Jun-11
8/26
Sep-11
Dec-11
Since 8/26
Selected Cos. (4) 13.4%
VQ (6.1%)
LTM Average: $14.02
6-Month Average: $10.59
3-Month Average: $9.23
52-Week Hi / Low: $22.22 / $7.43

Reserves & Production Trends



Proved Reserves (MMBoe)
Avg. Daily Production (Mboepd)
120
100
80
60
40
20
0
30
25
20
15
10
5
0
100
98
98
85
91
20
22
21
18
18

	2007	2008	2009	2010	9/30/2011
Prod. Growth	23%	11%	(5%)	(12%)	(4%)
Reserve Growth					
Unadjusted	14%	(2%)	1%	(13%)	7%
Adjusted[5]	0%	(3%)	6%	(6%)	9%

CONFIDENTIAL
1

Bank of America Merrill Lynch DRAFT
Strategic Energy Advisors

Source: Market data per Bloomberg and FactSet. Note: Market data as of December 8, 2011. (1) Includes BRY, OXY, PXP and WRES. (2) Includes: AREX, CLR, CXO, CWEI, DNR, OAS and WLL. (3) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. 2 Market Environment Update Commodities and Selected Company Universe Commodity Price Drop Off Selected Companies Crude prices have rallied to near 52-week highs Natural gas prices remain at depressed levels compared to historical benchmarks due to weakened supply and demand fundamentals Trading multiples of Venoco’s selected companies generally have increased Despite volatility, oil-weighted selected companies continue to command a premium to gas-weighted companies 9/30/11 12/8/11 12/8/11 12/8/11 EV / ’11 EBITDA 26% Change California Cos. (1) 29% Change 21% Change Oil-Weighted Cos. (2) Gas-Weighted Cos. (3) Current 12/8/11 $98.34 9/30/11 $79.20 Current 12/8/11 $3.41 9/30/11 $3.67 Crude Oil (WTI Spot) Prices Natural Gas (HH Spot) Prices 9/30/11 9/30/11 Venoco 12/8/11 9/30/11 13% Change EV / Proved Reserves ($ / Boe) 9/30/11 12/8/11 12/8/11 12/8/11 9/30/11 9/30/11 12/8/11 9/30/11 24% Change 7% Change 22% Change (1%) Change 6/3/11 $100.28 6/3/11 $4.72 1/1/10 8/24/10 4/15/11 12/8/11 60.00 70.00 80.00 90.00 100.00 110.00 $120.00 01/01/10 08/24/10 04/15/11 12/08/11 2.00 3.00 4.00 5.00 6.00 $7.00 5.0x 6.0x 6.9x 8.9x 4.8x 6.1x 5.5x 6.2x 0.0 5.0 10.0 15.0x 1/1/10 8/24/10 4/15/11 12/8/11 60.00 70.00 80.00 90.00 100.00 110.00 $120.00 01/01/10 08/24/10 04/15/11 12/08/11 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 $6.50

Market Environment Update Oil Strip Rising, While Gas Continues to Fall WTI Prices Over Next Three Years WTI Strip at Various Dates Henry Hub Prices Over Next Three Years Henry Hub Strip at Various Dates 3 Source: Bloomberg as of December 8, 2011. 12/8/2011 12/8/2011 Current Spot Px Strip EIA (Dept. of Energy) First Call Consensus WoodMackenzie (Independent Consultants) $79.97 $83.22 $84.59 $85.63 $100.54 $103.99 $103.59 $102.79 $102.00 $92.86 $98.58 $97.16 $94.27 $77.72 $70.00 $80.00 $90.00 $100.00 $110.00 2011 2012 2013 2014 2015 Current 12/8/2011 9/30/2011 6/8/2011 $98.34 $80.00 $85.00 $90.00 $95.00 $100.00 $105.00 Current 2012 2013 2014 Current Spot Px Strip EIA FCC WoodMac $77.72 $79.97 $83.22 $84.59 $85.63 $100.54 $103.99 $103.59 $102.79 $102.00 $92.27 $98.58 $96.13 $93.55 $70.00 $80.00 $90.00 $100.00 $110.00 2011 2012 2013 2014 2015 Current 12/8/2011 9/30/2011 6/8/2011

Venoco Overview

Venoco Overview VQ Historical Stock Price and Trading Performance Stock Price Histogram (Since January 1, 2009) Historical Stock Price Performance (Since January 1, 2009)(1) Source: FactSet. Note: Market data as of 12/8/11. (1) Excludes intraday trading lows. (2) Last trading day prior to receipt of initial proposal from Timothy Marquez. Venoco Closing Stock Price 50-Day Rolling Average Trading Volume 4 6/8/11 $13.18 8/26/11 (2) $8.98 12/8/11 $8.43 Stock Price Volume (000s) $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 Jan-09 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 0 1,200 2,400 3,600 4,800 6,000 Since Since 8/26/11 3-Month 6-Month 12-Month 1/1/09 High $11.76 $10.97 $14.75 $22.22 $22.22 Average $9.46 $9.23 $10.59 $14.02 $12.47 Low $7.43 $7.43 $7.43 $7.43 $2.15 (2) 20% 29% 26% 21% 5% 0% 10% 20% 30% 40% < $12.50 $12.50 - $15.00 $15.00 - $17.50 $17.50 - $20.00 > $20.00

Venoco Overview 2008 – 2011 YTD Historical Trading Multiples Historical Price / NTM CFPS Multiples – Last Three Years Enterprise Value / NTM EBITDA – Last Three Years 5 CA-Companies (1) Venoco Multiple Oil-Weighted Companies (2) Gas-Weighted Companies (3) Note: Market data as of December 8, 2011. Estimates per FactSet consensus. Includes BRY, OXY, PXP and WRES. Includes: AREX, CLR, CXO, CWEI, DNR, KOG, OAS, and WLL. Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. Current (12/8/11) Current (12/8/11) 7.0x 5.5x 5.4x 5.3x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x Dec-08 Jul-09 Feb-10 Sep-10 May-11 Dec-11 Enterprise Value / NTM EBITDA Average 3-Year 2-Year 1-Year 6-Month Venoco 4.4x 5.1x 4.8x 3.6x CA Companies (1) 5.6x 5.7x 5.9x 4.9x Oil Weighted Companies (2) 7.3x 7.7x 7.8x 6.2x Gas Weighted Companies (3) 4.4x 4.7x 4.7x 3.9x 6.7x 4.7x 3.9x 3.8x 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x Dec-08 Jul-09 Feb-10 Sep-10 May-11 Dec-11 Price / NTM CFPS Average 3-Year 2-Year 1-Year 6-Month Venoco 6.5x 6.7x 6.2x 5.2x CA Companies (1) 6.1x 6.2x 6.4x 5.7x Oil Weighted Companies (2) 7.5x 7.6x 7.6x 6.6x Gas Weighted Companies (3) 5.5x 5.7x 5.8x 5.1x

Target Stock Price Selected Research Analyst Views on Venoco Source: FactSet. Note: Market data as of December 8, 2011. (1) J.P. Morgan and Wells Fargo are not included in the mean calculation because they have not issued a new price target since August 30th and 29th, respectively. (2) Includes BRY, OXY, PXP and WRES. (3) Includes: AREX, CLR, CXO, CWEI, DNR, KOG, OAS and WLL. (4) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. Venoco Overview Hold Sell Buy # of Brokers Closing Stock Price Target Stock Price 6 Analyst Recommendations (1) (1) 4 4 4 4 4 5 4 4 4 3 4 4 7 7 7 8 9 7 8 8 8 8 6 7 2 2 2 1 1 1 1 1 1 2 2 1 0% 20% 40% 60% 80% 100% Current 11/11 10/11 9/11 8/11 7/11 6/11 5/11 4/11 3/11 2/11 1/11 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 12 12 13 13 13 13 13 14 13 13 13 13 Firm Date Rating Target BMO Capital Markets 12/08/11 Hold $10.00 Global Hunter Securities 12/02/11 Overweight 12.50 Keybanc Capital Markets 12/02/11 Buy 13.00 Jefferies 11/25/11 Hold 10.00 Pritchard Capital Partners 11/25/11 Buy 15.00 Credit Suisse 11/18/11 Hold 12.00 J.P. Morgan (1) 08/30/11 Sell 22.00 Wells Fargo (1) 08/29/11 Hold 13.00 Mean Target Premium to Current Stock Price: Mean Selected Targets: $12.08 Venoco 43% Current Stock Price: $8.43 CA Companies (2) 38% Oil Weighted Companies (3) 22% Gas Weighted Companies (4) 41%

Venoco Business Plan Comparison

7 Venoco Business Plan Comparison Business Plan Summary Changes Source: Company management. Venoco management provided a revised business plan on December 6, 2011 (“12.6.11 Management Case”) that is higher than the business plan prepared by Venoco management on September 8, 2011 (“9.8.11 Management Case”) Increased capital spend and higher oil prices contribute to higher projections Southern California Legacy Venoco plans to drill 44 locations from 2011-2015 per the 12.6.11 Management Case (vs. 39 locations in the 9.8.11 Management Case) Slight increase in activity due to recent reassignment of a rig to West Montalvo and other operational updates Sacramento Basin Venoco has reduced 2011-2013 drilling and recompletion activity in the 12.6.11 Management Case based on lower natural gas price outlook and Henry Hub Strip pricing, but has increased drilling activity in 2014-2015 12.6.11 Management Case: 275 locations and 1,020 recompletions from 2011-2015 Includes 100 locations from 2011-2013 and 175 locations from 2014-2015 9.8.11 Management Case: 225 locations and 1,050 recompletions from 2011-2015 Includes 135 locations from 2011-2013 and 90 locations from 2014-2015 Onshore Monterey Venoco has significantly increased forecasted activity 12.6.11 Management Case: 157 locations from 2011-2015 (production risked at 50%) 9.8.11 Management Case: 78 locations from 2011-2015 Hastings Field 12.6.11 Management Case assumes no sale of Hastings interest and cash flows beginning in late 2013 9.8.11 Management Case assumes sale of Venoco’s reversionary interest in Q2 2012 for total proceeds of $250 million

8 Venoco Business Plan Comparison Summary Projections Management Cases: 1) 9.8.11 Management Case: Company management prepared a business plan dated September 8, 2011 reflecting NYMEX strip as of September 30, 2011 (1) 2) 12.6.11 Management Case: Company management prepared a business plan dated December 6, 2011 reflecting NYMEX strip as of December 8, 2011 (2) Source: Company management and FactSet. (1) Current NYMEX strip (October 2011 to December 2015) as of September 30, 2011. (2) Current NYMEX strip (January 2012 to December 2015) as of December 8, 2011. (3) Based on FactSet consensus estimates as of December 8, 2011. (4) Discretionary cash flow less capital expenditures.

9 Venoco Business Plan Comparison 9.8.11 Management Case vs. 12.6.11 Management Case 12.6.11 Management Case – Capex ($MM) 12.6.11 Management Case – Production (MBoepd) 9.8.11 Management Case – Capex ($MM) 9.8.11 Management Case – Production (MBoepd) Capitalized G&A Hastings Field Monterey Shale Sacramento Basin Southern California Legacy 2011 – 2015 CAGR: 7% Source: Company management. 2011 – 2015 CAGR: 14%

10 Venoco Business Plan Comparison Development Locations The table to the right compares development locations scheduled in the 9.8.11 Management Case with the development locations scheduled in the 12.6.11 Management Case Not included in this comparison are the assumptions for Hastings Field 9.8.11 Management Case: Hastings reversionary interest sold in 1Q12 for proceeds of $250 million 12.6.11 Management Case: West Hastings PDP, Most Likely CO2 Flood case for West and East Hastings, West Hastings Non-Shale Upside Comparison of Development Locations by Area Source: Company management.

11 Venoco Business Plan Comparison Comparison of Management Guidance and Consensus Estimates 2012 Production (MBoepd) 2012 EBITDA ($MM) 2011E Production (MBoepd) 2011 EBITDA ($MM) Source: FactSet, Company investor presentations and Wall Street research. 12.6.11 Mgmt. Case $202 9.3.11 Mgmt. Case $208 12.6.11 Mgmt. Case $292 9.3.11 Mgmt. Case $248 12.6.11 Mgmt. Case 18.4 9.3.11 Mgmt. Case 19.6 12.6.11 Mgmt. Case 17.5 9.3.11 Mgmt. Case 18.5 Mar 2011 Jun 2011 Sep 2011 Dec 2011 15.0 16.0 17.0 18.0 19.0 20.0 21.0 22.0 Wall Street Consensus Mar 2011 Jun 2011 Sep 2011 Dec 2011 200 225 250 275 $300 Wall Street Consensus Mar 2011 Jun 2011 Sep 2011 Dec 2011 15.0 16.0 17.0 18.0 19.0 20.0 Wall Street Consensus Management Guidance Mar 2011 Jun 2011 Sep 2011 Dec 2011 150 175 200 225 $250 Wall Street Consensus

12 Venoco Business Plan Comparison Comparison of Projections vs. Venoco Reserve Report Source: Company management. Based on FactSet consensus estimates as of September 30, 2011. Based on FactSet consensus estimates as of December 8, 2011. Includes 1.6 MBoepd of production / $40 million of capital expenditures in 2012 and 2.3 MBoepd of production / $40 million of capital expenditures in 2013 from the Monterey Shale development model (6-rig case), per Company management. (1) (2) (3) 2013E Production (MBoepd) 2012E Production (MBoepd) 2012E Capital Expenditures ($MM) 2013E Capital Expenditures ($MM) (1) (2) (3) (1) (2) (3) (1) (2) (3) (1) (2) (3)

Preliminary Financial Analysis

13 Preliminary Financial Analysis September 30, 2011 – Preliminary Reference Ranges Implied Equity Value per Share Reference Range as of September 30, 2011 Source: Company Management. Note: Based on 61.6 million diluted shares as of September 30, 2011 calculated using the treasury method, per Company management. Cash flow per share estimates per Company management. Strip Escalated Pricing Case assumes historical pricing as of September 30, 2011 blended with strip pricing for the remainder of 2011. Pricing of $89.45/Bbl and $4.08/MMBtu for 2011, $79.97/Bbl and $4.23/MMBtu for 2012, $83.22/Bbl and $4.80/MMBtu for 2013, $84.59/Bbl and $5.13/MMBtu for 2014, $85.63/Bbl and $5.39/MMBtu for 2015, escalated at 3.0% per year thereafter, capped at $140.00/Bbl and $8.00/MMBtu. Discounted Cash Flow Analysis (Life-of-Field Basis) 9/30/11 Closing Stock Price: $8.81

14 Preliminary Financial Analysis December 8, 2011 – Preliminary Reference Ranges Implied Equity Value per Share Reference Range as of December 8, 2011 Source: Company management. Note: Based on 61.6 million diluted shares as of December 8, 2011 calculated using the treasury method, per Company management. Cash flow per share estimates per Company management. Strip Escalated Pricing Case assumes average historical pricing for October 1, 2011 to December 8, 2011 for 2011. Pricing of $92.81/Bbl and $3.40/MMBtu for 2011, $98.58/Bbl and $3.67/MMBtu for 2012, $97.16/Bbl and $4.27/MMBtu for 2013, $94.27/Bbl and $4.65/MMBtu for 2014, $92.86/Bbl and $4.92/MMBtu for 2015, escalated at 3.0% per year thereafter. Discounted Cash Flow Analysis (Life-of-Field Basis) 12/8/11 Closing Stock Price: $8.43 Selected Company Transactions Analysis Selected Public Companies Analysis

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis

Preliminary Discounted Cash Flow Analysis (Life-of-Field Basis)

Implied Equity Value Reference Range ("RR") *($ per share)*

Life-of-Field Basis

A	B	C	D	E	F	G	H	I
	Selected	Preliminary Reference Ranges - After-Tax ($MM)				Reserves	RR ($/Boe)	RR ($/Share)
Category / Description	Discount Rates	$80.00 / $3.50	$90.00 / $4.50	$100.00 / $5.50	Strip Escalated	MMBoe	Strip Escalated	Strip Escalated
Proved Developed Producing [1]	8.0% - 10.0%	$418 - $457	$520 - $571	$623 - $685	$558 - $620	39	$14.28 - $15.85	$9.06 - $10.06
Proved Developed Non-Producing [1]	9.0% - 11.0%	51 - 57	67 - 74	84 - 92	73 - 82	8	9.61 - 10.70	1.19 - 1.33
Proved Undeveloped [1]	10.0% - 15.0%	357 - 479	419 - 569	504 - 684	470 - 653	45	10.53 - 14.62	7.63 - 10.60
Proved Reserve Value Reference Range		**$826 - $994**	**$1,007 - $1,215**	**$1,210 - $1,462**	**$1,102 - $1,354**	**91**	**$11.02 - $13.30**	**$17.88 - $21.98**
Probable [2]	15.0% - 20.0%	136 - 184	164 - 220	193 - 264	181 - 246	27	6.60 - 8.97	2.94 - 4.00
Possible [3]	20.0% - 25.0%	18 - 25	22 - 32	28 - 39	25 - 36	7	3.66 - 5.23	0.41 - 0.58
3P Reserve Value Reference Range		**$980 - $1,203**	**$1,193 - $1,466**	**$1,431 - $1,764**	**$1,308 - $1,636**	**126**	**$10.41 - $13.02**	**$21.23 - $26.56**
Hastings Tertiary Recovery [4]	25.0% - 30.0%	57 - 78	73 - 98	89 - 119	76 - 104	31	2.47 - 3.38	1.24 - 1.69
West Hastings Non-Shale Upside [5]	30.0% - 35.0%	7 - 9	8 - 11	10 - 13	9 - 12	4	2.57 - 3.45	0.15 - 0.20
Southern California Legacy Upside [6]	25.0% - 30.0%	18 - 25	22 - 31	27 - 38	25 - 36	9	2.88 - 4.04	0.41 - 0.58
Monterey Shale Exploration Potential [7]	25.0% - 30.0%	36 - 66	68 - 111	100 - 155	80 - 128	178	0.45 - 0.72	1.30 - 2.08
Total Reserve Value Reference Range		**$1,098 - $1,381**	**$1,364 - $1,717**	**$1,657 - $2,089**	**$1,499 - $1,916**	**346**	**$4.33 - $5.53**	**$24.32 - $31.10**
NOL and AMT Tax Attributes [8]		54 - 58	54 - 58	54 - 58	53 - 57			0.87 - 0.90
Hedging [9]		(22) - (23)	(12) - (12)	10 - 10	23 - 23			0.37 - 0.38
G&A Expense [10]		(134) - (143)	(134) - (143)	(134) - (143)	(134) - (143)			(2.18) - (2.32)
Total Enterprise Value Reference Range		**$996 - $1,273**	**$1,273 - $1,620**	**$1,587 - $2,014**	**$1,441 - $1,854**			**$23.38 - $30.09**
Adjusted for:								
Long-Term Debt at 9/30/11 [11]		(682) - (682)	(682) - (682)	(682) - (682)	(682) - (682)			(11.07) - (11.07)
Net Working Capital at 9/30/11 [12]		(12) - (12)	(12) - (12)	(12) - (12)	(12) - (12)			(0.20) - (0.20)
Equity Value Reference Range ($MM)		**$301 - $579**	**$579 - $926**	**$893 - $1,319**	**$746 - $1,159**			**$12.12 - $18.82**
Equity Value Reference Range ($ per share) [13]		**$4.89 - $9.39**	**$9.39 - $15.03**	**$14.49 - $21.42**	**$12.12 - $18.82**			**$12.12 - $18.82**

(1) *Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.*
(2) *Based on D&M engineered reserve report as of June 30, 2011, rolled forward to September 30, 2011.*
(3) *Based on D&M engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011.*
(4) *Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011 (includes West Hastings and East Hastings "Most Likely" CO_2 flood case).*
(5) *Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011.*
(6) *Based on VQ engineered reserve reports rolled forward to September 30, 2011 (upside projects include Beverly Hills Lease Extension, Beverly Hills MEOR, Platform Grace RTP, additional Monterey locations at Sockeye Field, and West Montalvo waterflood).*
(7) *Based on the NPV of after-tax cash flows discounted at 25.0% - 30.0% from Monterey Shale development model (6-rig case), per Company management.*
(8) *Based on Net Operating Loss and Alternative Minimum Tax carryforwards of $196.8 million and $9.9 million, respectively, as of December 31, 2010, per Company management. Based on the NPV of after-tax cash flows discounted at 8.0% - 10.0%.*
(9) *Based on the NPV of after-tax hedge position using discount rates of 8.0% - 10.0%, per Company management.*
(10) *Based on the NPV of after-tax G&A expense using discount rates of 8.0% - 10.0%, per Company management.*
(11) *Based on Venoco's balance sheet at September 30, 2011.*
(12) *Adjusted for mark-to-market accounting of commodity derivatives, based on Venoco's balance sheet at September 30, 2011.*
(13) *Based on 61.6 million diluted shares calculated using the treasury method, per Company management.*

CONFIDENTIAL 15
Bank of America Merrill Lynch DRAFT
STRATEGIC ENERGY ADVISORS

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis
By-Area and By-Category Reserve Value Reference Range ("RR")

Life-of-Field Basis

Category and Area	Selected Discount Rates	A-Tax RR ($MM) Strip Escalated	Reserves MMBoe	RR ($/Boe) Strip Escalated	RR ($/Share) [1] Strip Escalated
Southern California Legacy					
Proved Developed Producing	8.0% - 10.0%	$467 - $519	26	$18.16 - $20.18	$7.59 - $8.43
Proved Non-Producing	9.0% - 11.0%	26 - 29	1	25.01 - 27.85	0.42 - 0.47
Proved Undeveloped	10.0% - 15.0%	466 - 634	25	18.28 - 24.85	7.57 - 10.28
Probable	15.0% - 20.0%	181 - 246	19	9.62 - 13.06	2.94 - 3.99
Possible	20.0% - 25.0%	21 - 30	4	4.65 - 6.76	0.33 - 0.48
Southern California Legacy Upside	25.0% - 30.0%	25 - 36	9	2.88 - 4.04	0.41 - 0.58
Total Southern California Legacy Reserves		**$1,187 - $1,493**	**84**	**$14.07 - $17.71**	**$19.26 - $24.24**
Sacramento Basin					
Proved Developed Producing	8.0% - 10.0%	$62 - $67	12	$5.18 - $5.59	$1.00 - $1.08
Proved Non-Producing	9.0% - 11.0%	47 - 53	7	7.17 - 7.99	0.77 - 0.85
Proved Undeveloped	10.0% - 15.0%	4 - 20	19	0.21 - 1.02	0.07 - 0.32
Probable	15.0% - 20.0%	0 - 0	9	0.02 - 0.04	0.00 - 0.01
Possible	20.0% - 25.0%	5 - 6	2	1.87 - 2.47	0.07 - 0.10
Total Sacramento Basin D&M Reserves		**$118 - $145**	**49**	**$2.42 - $2.98**	**$1.91 - $2.36**
Hastings					
Proved Developed Producing	8.0% - 10.0%	$27 - $32	1	$20.37 - $23.73	$0.44 - $0.52
Hastings Tertiary Recovery	25.0% - 30.0%	76 - 104	31	2.47 - 3.38	1.24 - 1.69
West Hastings Non-Shale Upside	30.0% - 35.0%	9 - 12	4	2.57 - 3.45	0.15 - 0.20
Total Hastings Reserves		**$112 - $148**	**36**	**$3.15 - $4.15**	**$1.83 - $2.40**
Engineered Reserve Value Reference Range		**$1,417 - $1,787**	**169**	**$8.40 - $10.59**	**$23.00 - $29.00**
Monterey Shale Exploration Potential [2]	25.0% - 30.0%	$82 - $130	178	$0.46 - $0.73	$1.33 - $2.10
Total Reserve Value Reference Range		**$1,499 - $1,916**	**346**	**$4.33 - $5.53**	**$24.32 - $31.10**

Note: NYMEX strip pricing as of December 8, 2011.
(1) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.
(2) Includes 76 MBoe of proved developed producing reserves per the D&M-engineered proved reserve report as of September 30, 2011.

CONFIDENTIAL
16
Bank of America Merrill Lynch DRAFT
Strategic Energy Advisors

17 Preliminary Financial Analysis Sum-of-the-Parts Selected Property Transactions Analysis (1) Based on D&M engineered reserve report as of September 30, 2011. Does not include 1.4 MMBoe of proved reserves associated with Monterey and Hastings. (2) Based on 3Q 2011 net production volumes, per November 1, 2011 Venoco press release. (3) Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011 (includes West Hastings and East Hastings “Most Likely” CO2 flood case and West Hastings non-shale upside). (4) Based on VQ engineered reserve reports rolled forward to September 30, 2011 (upside projects include Beverly Hills Lease Extension, Beverly Hills MEOR, Platform Grace RTP, additional Monterey locations at Sockeye Field, and West Montalvo waterflood). (5) Based on the NPV of after-tax cash flows discounted at 25.0% - 30.0% from Monterey Shale development model (6-rig Case), per Company management. (6) Based on Net Operating Loss and Alternative Minimum Tax carryforwards of $196.8 million and $9.9 million, respectively, as of December 31, 2010, per Company management. Based on the NPV of after-tax cash flows discounted at 8.0% - 10.0%. (7) Based on the NPV of after-tax hedge position using discount rates of 8.0% - 10.0%, per Company management. Based on the NPV of after-tax G&A expense using discount rates of 8.0% - 10.0%, per Company management. Based on Venoco’s balance sheet at September 30, 2011. Adjusted for mark-to-market accounting of commodity derivatives, based on Venoco’s balance sheet at September 30, 2011. Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

Selected Property Transactions Selected California Property Transactions Source: JS Herold transaction database. Only includes transactions with disclosed reserves or production values. Does not include transactions of less than $10 MM. Note: “N/A” denotes data not publicly available. (1) Adjusted purchase price metrics normalized to current pricing based on NYMEX 12-month strip pricing as of December 8, 2011. 18 Preliminary Financial Analysis

19 Preliminary Financial Analysis Selected Company Transactions Analysis – 12.6.11 Management Case Source: 12.6.11 Management Case. (1) Preliminary enterprise value reference range adjusted for $682 million of debt and $13 million of working capital surplus, per Company management. (2) Cash flow and EBITDA estimates per 12.6.11 Management Case based on NYMEX strip pricing as of December 8, 2011. (3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on 3Q 2011 net production volumes, per November 1, 2011 Venoco press release. (5) Based on Venoco’s balance sheet at September 30, 2011. (6) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

20 Preliminary Financial Analysis Selected Company Transactions Analysis – Wall Street Estimates Source: FactSet. (1) Preliminary enterprise value reference range adjusted for $682 million of debt and $13 million of working capital surplus, per Company management. (2) Cash flow and EBITDA estimates per FactSet consensus as of December 8, 2011. (3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on 3Q 2011 net production volumes, per November 1, 2011 Venoco press release. (5)Based on Venoco’s balance sheet at September 30, 2011. (6) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

21 Selected Company Transactions (1) Selected Corporate Transactions of Between $750 Million and $5.0 Billion (2004 – 2011 YTD) Preliminary Financial Analysis Source: Press releases, investor presentations and other public disclosures. Note: “NA” denotes data not publicly available. (1) Adjusted purchase price metrics normalized to current pricing based on NYMEX 12-month strip pricing as of December 8, 2011.

22 Preliminary Financial Analysis Selected Public Companies Analysis – 12.6.11 Management Case Source: 12.6.11 Management Case. (1) Preliminary enterprise value reference range adjusted for $682 million of debt and $13 million of working capital surplus, per Company management. (2) Cash flow and EBITDA estimates per 12.6.11 Management Case based on NYMEX strip pricing as of December 8, 2011. (3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on Venoco’s balance sheet at September 30, 2011. (5) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

23 Preliminary Financial Analysis Selected Public Companies Analysis – Wall Street Estimates Source: FactSet. (1) Preliminary enterprise value reference range adjusted for $682 million of debt and $13 million of working capital surplus, per Company management. (2) Cash flow and EBITDA estimates per FactSet consensus as of December 8, 2011. (3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on Venoco’s balance sheet at September 30, 2011. (5) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis
Capital Market Comparison

(dollars in millions, except per unit data)

A	B	C	D	E	F	G	H	I	J	K	L	M	N	O	P	Q	R
Selected Company	Closing Stock Price as of 12/8/2011	Equity Value	Ent. Value	Equity Value / Cash Flow 2011E	Equity Value / Cash Flow 2012E	Enterprise Value to: EBITDA 2011E	Enterprise Value to: EBITDA 2012E	Enterprise Value to: Pvd. Rsvs. ($ / Boe)	Enterprise Value to: Prod'n ($ / Boe/d) 2011E	Enterprise Value to: Prod'n ($ / Boe/d) 2012E	R / P (Years)	% Oil	% PUD	11E-12E Prod. Growth	Debt / Book Cap	Debt / EBITDA 2011E	Debt / Pvd. Rsvs. ($ / Boe)
California Companies																	
Occidental Petroleum	$92.67	$75,298	$77,129	6.9x	6.8x	5.2x	5.0x	$21.33	$99,351	$93,707	12.5	74%	25%	6%	14%	0.4x	$1.75
Plains E&P	34.88	4,918	7,944	4.8x	3.8x	6.3x	5.1x	19.09	81,118	78,404	10.8	54%	43%	3%	52%	3.0x	9.09
Berry Petroleum	39.37	2,132	3,468	4.8x	3.8x	6.4x	5.1x	12.79	96,058	86,099	20.1	61%	51%	12%	52%	2.5x	4.93
Warren Resources	2.96	212	279	4.9x	3.2x	5.8x	3.8x	12.89	57,844	51,893	12.1	47%	27%	11%	30%	1.5x	3.34
			Mean	5.4x	4.4x	6.0x	4.7x	$16.52	$83,593	$77,526	13.9	59%	37%	8%	37%	1.9x	$4.78
			Median	4.9x	3.8x	6.1x	5.0x	15.99	88,588	82,251	12.3	57%	35%	9%	41%	2.0x	4.14
Oil-Weighted Companies																	
Continental Resources	$67.71	$12,259	$13,113	10.7x	8.5x	10.7x	8.6x	$31.15	$216,194	$168,719	17.4	63%	61%	28%	27%	0.7x	$2.13
Concho Resources	98.56	10,314	12,434	8.8x	7.2x	9.5x	7.8x	35.67	193,551	162,613	13.6	65%	43%	19%	41%	1.6x	6.08
Denbury Resources	16.04	6,328	8,708	5.2x	5.3x	6.0x	6.1x	21.88	132,710	119,094	16.3	85%	40%	11%	33%	1.7x	6.04
Whiting Petroleum	46.73	5,494	6,714	4.5x	4.1x	5.0x	4.5x	22.02	97,059	84,440	11.8	83%	29%	15%	29%	0.9x	3.94
Oasis Petroleum	28.99	2,687	2,924	12.7x	6.4x	12.7x	6.2x	73.50	264,179	134,808	9.3	92%	57%	96%	38%	1.7x	10.06
Kodiak Oil & Gas	8.52	2,172	2,738	19.4x	5.3x	NM	NM	52.29	582,008	129,372	18.5	85%	66%	350%	56%	7.1x	12.41
Clayton Williams	77.15	939	1,417	4.0x	4.2x	5.5x	5.6x	27.75	95,553	88,727	9.4	74%	32%	8%	59%	2.0x	10.08
Approach Resources	29.70	852	974	11.6x	9.1x	12.8x	9.1x	16.30	155,193	120,245	24.6	52%	48%	29%	26%	1.6x	2.04
			Mean	9.6x	6.3x	8.9x	6.8x	$35.07	$217,056	$126,002	15.1	75%	47%	70%	39%	2.2x	$6.60
			Median	9.8x	5.9x	9.5x	6.2x	29.45	174,372	124,808	15.0	79%	45%	24%	35%	1.6x	6.06
Gas-Weighted Companies																	
SM Energy	$73.82	$4,847	$5,377	6.2x	4.4x	6.0x	4.4x	$32.77	$71,752	$51,959	5.8	35%	30%	38%	38%	1.1x	$5.99
Forest Oil	16.25	1,863	3,465	4.2x	3.9x	5.9x	5.8x	11.13	57,750	58,631	15.8	20%	39%	(2%)	61%	3.2x	6.01
Rosetta Resources	48.65	2,634	2,777	8.5x	5.6x	8.8x	5.8x	41.72	100,861	71,448	7.1	48%	39%	41%	29%	0.8x	3.76
Bill Barrett	35.83	1,724	2,429	3.6x	3.5x	4.8x	4.3x	12.24	49,338	40,837	10.7	10%	55%	21%	39%	1.6x	4.08
Comstock Resources	18.99	905	1,594	3.0x	2.1x	4.8x	3.5x	9.10	36,272	32,123	10.1	2%	50%	13%	41%	2.3x	4.26
Goodrich Petroleum	18.85	681	1,326	5.0x	3.4x	7.8x	5.4x	17.15	72,130	61,011	10.9	2%	59%	18%	77%	3.3x	7.31
PDC Energy	34.69	819	1,267	5.2x	4.3x	6.8x	5.2x	8.56	59,750	50,877	18.6	24%	66%	17%	42%	2.6x	3.25
Penn Virginia	5.85	267	877	1.7x	1.1x	4.0x	3.0x	5.59	39,795	37,228	19.9	21%	47%	7%	41%	2.8x	3.91
			Mean	4.7x	3.5x	6.1x	4.7x	$17.28	$60,956	$50,514	12.4	20%	48%	19%	46%	2.2x	$4.82
			Median	4.6x	3.7x	6.0x	4.8x	11.69	58,750	51,418	10.8	21%	48%	18%	41%	2.4x	4.17
All Selected Companies			Mean	6.8x	4.8x	7.1x	5.5x	$24.25	$127,923	$86,112	13.8	50%	45%	37%	41%	2.1x	$5.52
			Median	5.1x	4.3x	6.0x	5.2x	20.21	95,805	81,422	12.3	53%	45%	16%	40%	1.7x	4.60
Venoco – Wall Street	**$8.43**	**$519**	**$1,201**	**4.1x**	**3.3x**	**6.2x**	**5.6x**	**$13.14**	**$68,452**	**$66,343**	**13.5**	**50%**	**50%**	**3%**	**94%**	**3.5x**	**$7.46**
Venoco – 12.6.11 Case	**8.43**	**519**	**1,201**	**5.2x**	**2.3x**	**6.0x**	**4.1x**	**13.14**	**68,636**	**65,435**	**13.5**	**50%**	**50%**	**5%**	**94%**	**3.4x**	**7.46**

Source: FactSet as of December 8, 2011 and 12.6.11 Management Case. Proved reserves as of December 31, 2010, pro forma for recent transactions. Venoco proved reserves as of 9/30/2011. Enterprise value excludes non-E&P value.
Note: "NM" denotes data not meaningful.

CONFIDENTIAL
24
Bank of America Merrill Lynch DRAFT
STRATEGIC ENERGY ADVISORS

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis

Discounted Cash Flow Analysis

(Dollars in Millions)

- 5-year discounted cash flow analysis using terminal year EBITDA exit multiple
- Cash flows discounted using mid-year convention

(Dollars in Millions)

	Fiscal Year Ending December 31,				
	4Q11E	2012E	2013E	2014E	2015E
Revenue	$87	$440	$545	$754	$825
% Growth		*26.2%*	*23.8%*	*38.4%*	*9.4%*
EBITDA	50	292	389	523	575
% Margin	*57.5%*	*66.5%*	*71.4%*	*69.5%*	*69.7%*
Operating Profit	31	192	282	385	417
Plus: D&A	19	100	107	139	158
Less: Capex	(64)	(254)	(280)	(315)	(338)
Unlevered FCF	**($30)**	**($26)**	**$44**	**$145**	**$173**

Discount Rate	PV of Cash Flows '11 - '15	PV of Terminal Value at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x	Enterprise Value at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x
15.0%	$175	$1,225	$1,532	$1,838	$1,400	$1,707	$2,013
12.0%	$174	$1,380	$1,725	$2,070	$1,554	$1,899	$2,244

Discount Rate	PV of Terminal Value as a % of Enterprise Value 4.0x	5.0x	6.0x	Implied Perpetuity Growth Rate at a Multiple of 2015 EBITDA 4.0x	5.0x	6.0x
15.0%	87.5%	89.7%	91.3%	6.9%	8.5%	9.5%
12.0%	88.8%	90.8%	92.2%	4.1%	5.6%	6.6%

Discount Rate	Adjusted for Long-term debt	Adjusted for Net Working Capital	Equity Value per Share Reference Range ($ per Share) [1] 4.0x	5.0x	6.0x
15.0%	($682)	$13	$11.88	$16.85	$21.82
12.0%	($682)	$13	$14.38	$19.98	$25.58

Source: 12.6.11 Management Case.
Note: Based on NYMEX strip pricing as of December 8, 2011.
(1) Enterprise value less long-term debt and net working capital on September 30, 2011. Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

CONFIDENTIAL
25
Bank of America Merrill Lynch DRAFT
STRATEGIC ENERGY ADVISORS

Appendix

26 Appendix Monterey Shale Sensitivities Monterey Shale Exploration Illustrative after-tax discounted cash flows for potential development scenarios of Venoco’s Monterey Shale asset, including: Discount rate versus rig count (assuming NYMEX strip pricing as of December 8, 2011 and 200 MBoe EUR type curve) Discount rate versus type curve EUR (ramping up to 6 rigs per year by 2016 and assuming NYMEX strip pricing as of December 8, 2011) Discount rate versus ultimate vertical well spacing assumption (assuming NYMEX strip pricing as of December 8, 2011, ramping up to 6 rigs per year by 2016 and 200 MBoe EUR type curve) Discount rate versus NYMEX price cases (ramping up to 6 rigs per year by 2016 and 200 MBoe EUR type curve) Source: Company management. Discount Rate vs. NYMEX Price Cases - 6 Rig Case $ in millions Discount Rate Oil / Gas 35.0% 30.0% 25.0% 20.0% Strip (Esc.) $52 $80 $128 $215 $80.00 / $3.50 $19 $36 $66 $123 $90.00 / $4.50 $43 $68 $111 $190 $100.00 / $5.50 $67 $100 $155 $256 Discount Rate vs. Rig Count $ in millions Discount Rate Rig Case 35.0% 30.0% 25.0% 20.0% 4 Rig Case $44 $66 $102 $168 6 Rig Case $52 $80 $128 $215 8 Rig Case $58 $91 $147 $250 Discount Rate vs. Type Curve EUR - 6 Rig Case $ in millions Discount Rate EUR per Well 35.0% 30.0% 25.0% 20.0% 150 MBoe $10 $23 $49 $98 200 MBoe $52 $80 $128 $215 250 MBoe $95 $137 $207 $333 Discount Rate vs. Spacing - 6 Rig Case $ in millions Discount Rate Spacing 35.0% 30.0% 25.0% 20.0% 160-Acres $51 $77 $120 $194 80-Acres $52 $80 $128 $215 40-Acres $52 $80 $128 $216

Calculating WACC Appendix Venoco Weighted Average Cost of Capital Calculation 27 Beta of Selected Public Companies WACC Sensitivity Source: Ibbotson SBBI 2010 Valuation Yearbook. Note: Dollars in millions. Market data as of December 8, 2011. (1) For each selected company, represents average Bloomberg Beta. (2) Unlevered Beta = Levered Beta/(1 + ((1 - Tax Rate) * Net Debt/Equity)). (3) 20-Year U.S. Government Bond Yield as of December 8, 2011. (4) Represents Venoco’s levered Beta per Bloomberg. (5) Represents capitalization risk premium. Data Source: Ibbotson SBBI 2010 Valuation Yearbook. (6) Represents mean equity risk premium per Ibbotson SBBI 2010 Valuation Yearbook. (7) Based on market estimates. (8) WACC equals ((Total Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). WACC at Various Levered Beta and Capital Structures (8) Size Premium Inputs Net Debt/ Net Debt/ Est. Cost Geometric Mean ERP Arithmetic Mean ERP Eq. Val. Net Cap. of Debt 1.60 1.70 1.80 1.90 1.60 1.70 1.80 1.90 11.1% 10.0% 10.00% 11.95% 12.35% 12.76% 13.16% 15.14% 15.75% 16.35% 16.96% 17.6% 15.0% 10.00% 11.64% 12.03% 12.41% 12.79% 14.66% 15.23% 15.80% 16.38% 25.0% 20.0% 10.00% 11.34% 11.70% 12.06% 12.42% 14.18% 14.72% 15.26% 15.79% 33.3% 25.0% 10.00% 11.04% 11.38% 11.71% 12.05% 13.70% 14.21% 14.71% 15.21% 42.9% 30.0% 10.00% 10.74% 11.05% 11.37% 11.68% 13.22% 13.69% 14.16% 14.63% ERP Average Cost of Equity Geometric Arithmetic Risk Free Rate (3) 2.70% 2.70% Levered Beta (4) 1.65 1.65 Size Premium (5) 2.65% 2.65% Historical Risk Premium (6) 4.50% 6.72% Cost of Equity 12.76% 16.41% Cost of Debt Pre-tax Cost of Debt (7) 10.00% 10.00% Tax Rate 35.0% 35.0% After-Tax Cost of Debt 6.50% 6.50% Long-Term Net Debt / Total Net Cap. 20.0% 20.0% WACC 11.51% 14.43% Selected Beta Equity Net Net Debt/ R Squared of Companies Levered (1) Unlevered (2) Mkt. Cap Debt Net Cap Lev. Beta Berry Petroleum 1.79 1.27 $2,132 $1,337 39% 0.42 Warren Resources 2.16 1.79 212 67 24% 0.47 Clayton Williams 1.39 1.05 939 478 34% 0.21 Kodiak Oil and Gas 2.60 2.22 2,172 566 21% 0.33 Approach Resources 1.21 1.10 852 121 12% 0.18 Forest Oil 1.33 0.86 1,863 1,602 46% 0.31 Rosetta Resources 1.77 1.71 2,634 143 5% 0.49 Bill Barrett 1.19 0.94 1,724 705 29% 0.32 Comstock Petroleum 0.95 0.64 905 689 43% 0.13 Goodrich Petroleum 1.02 0.63 681 645 49% 0.07 PDC Energy 1.61 1.19 819 448 35% 0.35 Average 1.55 1.22 $1,357 $618 31% 0.30 Venoco 1.65 0.89 $519 $682 57% 0.29

Preliminary DRAFT
Subject to Change

Appendix
Summary of Engineered 3P Reserves

Overview – 3P Reserves

Summary of Reserves and NPV-10 [1]

Category and Area	Reserves MMBoe	A-Tax NPV-10 [2] $MM	A-Tax NPV-10 [2] $/Boe
Proved Developed Reserves [3]			
Southern California Legacy	26.8	$495	$18.48
Sacramento Basin	18.5	112	6.02
Hastings	1.3	27	20.37
Monterey	0.1	2	21.32
Total Proved Developed	**46.7**	**$635**	**$13.60**
Proved Undeveloped Reserves [3]			
Southern California Legacy	25.5	$634	$24.85
Sacramento Basin	19.2	20	1.02
Hastings	-	-	-
Total Proved Undeveloped	**44.7**	**$653**	**$14.62**
Unrisked Probable [4] + Possible Reserves [5]			
Southern California Legacy	23.2	$417	$17.94
Sacramento Basin	11.1	13	1.16
Hastings	-	-	-
Total Probable + Possible	**34.3**	**$430**	**$12.53**
Total	**125.7**	**$1,718**	**$13.67**

Summary by Area

Area	Proved Reserves MMBoe	3Q 2011 Production Boepd	Implied R/P Years
Southern California Legacy	52.3	6,928	20.7
Sacramento Basin	37.7	10,337	10.0
Hastings	1.3	N/A	N/A
Monterey	0.1	N/A	N/A
Total	**91.4**	**17,265**	**14.5**

3P Reserves


Sac Basin
29%
PDP
31%
SoCal
Legacy
40%
126 MMBoe
Total 3P
Reserves

3P After-Tax PV-10


Sac Basin
5%
PDP
32%
SoCal
Legacy
63%
$1,718
Million
Total
PV-10

Note: "N/A" denotes data not applicable.
(1) Excludes potential resources associated with exploration and upside projects (West Hastings and East Hastings "Most Likely" CO_2 flood case, West Hastings non-shale upside, Southern California legacy upside and Monterey Shale upside).
(2) Based on NYMEX strip pricing as of December 8, 2011.
(3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.
(4) Based on D&M engineered reserve report as of June 30, 2011, rolled forward to September 30, 2011.
(5) Based on D&M engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011.

CONFIDENTIAL
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Bank of America Merrill Lynch DRAFT
Strategic Energy Advisors